CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment number two to Registration Statement No. 333-281241 on Form N-2 of our reports dated January 28, 2019, and January 27, 2023, relating to the financial statements and financial highlights of Virtus Stone Harbor Emerging Markets Income Fund appearing in the Annual Reports on Forms N-CSR of Virtus Stone Harbor Emerging Markets Income Fund for the years ended November 30, 2018, and November 30, 2022, respectively, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, CO

October 25, 2024